Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173219

USA TECHNOLOGIES, INC.

PROSPECTUS SUPPLEMENT NO. 2
4,253,000 Shares of Common Stock

This prospectus supplement no. 2 ("Supplement") supplements and updates the prospectus dated October 23, 2015, and the prospectus supplement No. 1 dated February 12, 2016 (collectively, the “Prospectus”). The Prospectus relates to the resale by the selling shareholders of up to 4,253,000 shares of our common stock pursuant to the exercise of previously issued warrants. The warrants have an exercise price of $2.6058 per share, and may be exercised at any time prior to September 18, 2016.

This Supplement is being filed to disclose the transfer of warrants by a selling shareholder as provided in the Selling Shareholders table below, and should be read in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.
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Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 7 of the prospectus dated October 23, 2015 for a discussion of these risks.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.
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This Supplement is being filed for the purpose of updating information provided under the heading “Selling Shareholders” commencing on page 19 of the prospectus dated October 23, 2015 as modified by prospectus supplement No. 1 dated February 12, 2016. Subsequent to the filing of the Prospectus, Cowen Overseas Investment LP, identified in the Prospectus as a selling shareholder, transferred to OTA LLC, as of April 29, 2016, warrants to purchase up to 500,000 shares of our common stock. Accordingly, the Selling Shareholders table is being updated to revise the number of shares that may be offered for sale by Cowen Overseas Investment LP pursuant to the Prospectus, and to add OTA LLC as a selling shareholder, as presented below.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Cowen Overseas Investment LP (1)	453,125	453,125	0

OTA LLC (2)	500,000	500,000	0

(1)	Ramius Advisors, LLC (“Ramius Advisors”) is the general partner of Cowen Overseas Investment LP (“COIL”) and consequently has voting control and investment discretion over securities held by COIL. Ramius LLC is the managing member of Ramius Advisors. Cowen Group, Inc. (“Cowen”), which is a publicly traded company, is the managing member of Ramius LLC.

(2)	Ira Leventhal, a senior managing director of the selling shareholder has voting and investment control over the reported securities. OTA LLC is a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority. OTA LLC is an underwriter with respect to its shares of common stock to be sold in this offering.

The date of this prospectus supplement no. 2 is May 5, 2016.